UNITED STATES
SECURITIES and EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 16, 2009

FLUSHING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-24272
(Commission File Number)

11-3209278
(I.R.S. Employer Identification Number)

1979 MARCUS AVENUE, SUITE E140, LAKE SUCCESS, NEW YORK 11042
(Address of principal executive offices)

(718) 961-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), entered into an Underwriting Agreement with Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”).  Keefe Bruyette serves as a representative for Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC (collectively including Keefe Bruyette, the “Underwriters”).  Pursuant to the Underwriting Agreement, the Company has agreed to sell 8,317,400 shares of the Company’s common stock to the Underwriters, acting severally and not jointly, at a purchase price of $11.50 per share, less underwriting discount, and provided the Underwriters with an over-allotment option to purchase an additional 1,247,610 shares upon the same terms, resulting in aggregate net proceeds to the Company, after expenses, of approximately $104.1 million if the Underwriters exercise their over-allotment option in full.  The shares of common stock are being offered pursuant to a prospectus supplement, dated September 16, 2009, to the prospectus, dated January 8, 2009, filed as part of the Company’s effective Shelf Registration Statement on Form S-3 (Registration No. 333-155762).

The Underwriters from time to time perform financial services for the Company and its affiliates for which the Underwriters have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01(d).  Exhibits

1.1
Underwriting Agreement dated September 16, 2009 between Flushing Financial Corporation and Keefe, Bruyette & Woods, Inc. for itself and as representative for Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUSHING FINANCIAL CORPORATION

Date: September 21, 2009	By:	/s/ David W. Fry
	Name:	David W. Fry
	Title:	Executive Vice President, Treasurer
and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

1.1
Underwriting Agreement dated September 16, 2009 between FlushingFinancial Corporation and Keefe, Bruyette & Woods, Inc. for itself and as representative for Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC.